Stock Purchase Agreement

This Stock Purchase Agreement (the “Agreement”) is entered this 28th day of June 2014 (“Effective Date”), by and between:

I-Quest, Inc.

7230 Indian Creek Ln. Ste 201

Las Vegas, NV 89149

“Seller”, and

Wexford Industries LTD

Suite 13, First Floor, Oliaji

Trade Center, Francis Rachel Street

Victoria, Mahe Seychelles

“Purchaser”, with reference to the following:

RECITALS

The Purchaser desires to purchase a block of preferred shares of Supernova Energy Inc., Inc., a U.S. issuer, ticker symbol SNPR (“SNPR”), and Seller is therefore willing to enter into a Stock Purchase Agreement with Purchaser upon the terms and conditions set forth herein.

Now therefore, in consideration of the foregoing, of the mutual promises herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.)	Stock Sale: Seller will transfer Four Hundred Seventy Five Thousand (475,000) registered preferred shares of SNPR to the Purchaser on the date hereof. Upon receipt of the aforementioned shares the Purchaser shall promptly wire transfer the purchase price as specified below. The shares transferred under this paragraph will be duly authorized, validly issued and outstanding, fully paid and non-assessable and will not be subject to any liens or encumbrances.

2.)	Purchase Price: The Purchaser will pay by wire transfer to the account of I-Quest, Inc. One Hundred Fifteen Thousand ($115,000) the sum which will represent the full payment for Four Hundred Seventy Five (475,000) shares of SNPR preferred stock. Alternatively the Purchaser may pay by Cashiers check or certified bank check.

3.) Miscellaneous. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision and no waiver shall constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all parties. This Agreement constitutes the entire agreement between the parties and supersedes any prior agreements or negotiations.

3.)	Representation. Seller makes no representation of any nature regarding the shares being sold except as to ownership and authority to convey. Buyer has made its own investigation of the shares, the Company and is a sophisticated investor, capable of assuming the risk associated with the small “penny stock” company and the possibility of losing the entire investment. Seller shall deliver the shares being purchased to the Purchaser within 3 business days of receipt of funds properly endorsed as provided by the Purchaser.

Seller:	Purchaser: Wexford Industries LTD

By:____/s/ Fortunato Villamagna_	By: /s/ Josephine Agotilla

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